Exhibit 10.3

November 15, 1995

CONFIDENTIAL

Mr. Michael Woodhouse
12 Lafayerit Terrace
Nabant IVIA 01909

Dear Mike:

I am pleased to confirm our offer of employment for the position of Senior Vice President of Finance and Chief Financial Officer of Cracker Barrel Old Country Store, Inc. We believe you share our enthusiasm for the opportunities that lie ahead, and that you bring the ability and professionalism to assist and share in our continued growth and success. This letter will serve to confirm the details of our offer:

Position: Senior Vice President of Finance and Chief Financial
Officer.

Employment Date: We anticipate a start date approximately two to three weeks from date of acceptance. Should your situation allow an earlier start date we will welcome you aboard at your earliest opportunity.

Compensation:  $220,000 base salary.

Bonus: Your annual bonus potential will exceed one hundred percent of the base salary. We will guarantee a first years minimum bonus of fifty percent of your base pay. Any additional bonus over that amount will be paid as if your start date had been the first day of the fiscal year, rather him during the second fiscal quarter, Although we cannot absolutely predict what changes may come with time, we do not anticipate that the bonus plan as discussed will change materially in the foreseeable future.

Stock Options: Options will be Wanted to you on twenty five thousand sham of Cracker Barrel stock. We anticipate that this grant will be ratified by ow Board of Directors on November 28, 1995.
These options vast on a three year schedule. You will also participate in the annual stock option program thereafter.

Additional Compensation- To assist you with your loss of non-vested options with DAKA, we will grant you five thousand shares of restricted Cracker Barrel stock at the closing price at the end of the business day prior to your start date. This grant will vest over a Period of five years

Severance/Salary
Continuation: In the unlikely event that your employment with Cracker Barrel is involuntarily terminated for any reason other than misconduct within the first year, we will provide you with severance equal to your annual base salary to be paid at regular pay periods for one year.

Relocation Expense: We will provide a third party relocation package for the sale of your home. In addition we will cover any reasonable and necessary costs for moving you and, your household goods to Nashville. It is our intention to "keep you whole" with regard to the cost of relocation. Realizing that you will begin employment prior to relocation to Nashville, we agree to cover interim living expenses for you in Nashville until you have purchased a home or for a period of up to six months. We will also pay for reasonable travel expense for your trips between Nashville and Massachusetts.

Employee Benefits: We will provide you an annual physical examination and an additional package of Life and Disability insurance over and above what is provided in our normal group benefits plan. As agreed, we will waive the usual ninety day, waiting period for group health coverage which will be furnished to you at no cost.

I hope that this captures the essential elements of our offer to your satisfaction. Please call if you would like to discuss this further. We believe that this is a good match between you and Cracker Barrel and we are looking forward to your joining us in the near future. Please sign and return a copy of this letter in the enclosed overnight envelope.

Sincerely,                          Acceptance

                                   /s/Michael Woodhouse
                                    Michael Woodhouse

Ronald N. Magruder                  November 17, 1995
President, COO.                     Date Signed